Exhibit 99.1

                 AmREIT Reports Third Quarter Results


    HOUSTON--(BUSINESS WIRE)--Nov. 6, 2007--AmREIT (AMEX:AMY), a Houston-based real estate development and operating company that has elected to be taxed as a real estate investment trust, today announced financial results for the third quarter ended September 30, 2007.

    Third Quarter and Year-to-Date Highlights:

    Corporate

    -- Funds from Operations (FFO) available to class A common shareholders for the third quarter 2007 were $1.4 million, or $0.22 per share, which was at the high end of our third quarter guidance and compared with third quarter 2006 FFO of $726,000, or $0.12 per share;

    -- Net loss available to Class A common shareholders for the third quarter 2007 was $688,000, or ($0.11) per share, compared with a net loss of $1.4 million, or ($0.22) per share, for the same period in 2006;

    -- Operating revenues for the third quarter 2007 were $12.8 million compared with $13.6 million for the same period in 2006 due to a significant related party construction contract that generated $2.2 million in revenues during the third quarter 2006 and was subsequently completed in the fourth quarter 2006. Revenues from the property portfolio and asset management fees increased by 6.7% to $8.0 million for the quarter as compared to $7.5 million for the same period in 2006;

    -- FFO for the nine months ended September 30, 2007 were $2.0 million, or $0.32 per share compared with FFO for the comparable nine months in 2006 of $1.6 million, or $0.26 per share;

    -- Net loss available to Class A common shareholders for the nine months ended September 30, 2007 was $4.0 million, or ($0.63) per share, compared with a net loss of $4.8 million, or ($0.76) per share, for the same period in 2006;

    -- Operating revenues for the nine months ended September 30, 2007 were $34.5 million compared with $37.2 million for the same period in 2006. Revenues from the property portfolio and asset management fees increased by 9.8% to $23.5 million year to date as compared to $21.4 million for the same period in 2006;

    -- Total FFO for all classes of common shareholders exceeded total distributions by $616,000 for the third quarter 2007 compared with total distributions in excess of total FFO of $55,000 for the same period in 2006, and distributions in excess of total FFO of $329,000 for the nine months ended September 30, 2007 compared with distributions in excess of total FFO of $719,000 for the same period in 2006. On an annual basis, total FFO has historically exceeded total dividends paid, and for 2005 and 2006, FFO exceeded total dividends by $1.1 million and $1.6 million, respectively. Consistent with guidance and prior years, management expects the bulk of 2007 FFO to be earned in the fourth quarter of the year;

    -- The Board of Trust Managers declared a quarterly dividend of $0.1242 per class A common share for the fourth quarter 2007, which will be paid in three monthly installments;

    -- FFO estimates for the fourth quarter 2007 are $0.46 to $0.50 per class A share, and management reiterates its annual FFO guidance of $0.78 to $0.82 per class A share;

    Portfolio

    -- Portfolio occupancy as of September 30, 2007 is 97.9%, an increase of 1.4% compared to December 31, 2006 occupancy of 96.5%; and

    -- Cap rates continue to tighten for high quality retail assets, resulting in strengthened net asset valuations yet limited acquisition opportunities near term.

    Asset Advisory

    -- Equity under management increased from $121 million as of December 31, 2006 to $155 million as of September 30, 2007, compared to $99 million as of September 30, 2006; and

    -- Real estate assets owned by the merchant development funds in the Company's asset advisory business were $312 million at September 30, 2007, compared with $149 million a year ago.

    Commenting on the financial results for the quarter, Chad C. Braun, AmREIT's Chief Financial Officer, noted, "The performance of our portfolio continues to be a bright spot for us as fundamentals in the shopping center business remain very strong. Occupancy and leasing remain solid, and we have been very successful in aggressively managing the portfolio. The FFO generated from our centers has compensated for the lower-than-anticipated asset growth in the advisory/sponsorship business as we have maintained our discipline on real estate underwriting and pricing. While we anticipate that the asset goal we had targeted for this business for year end will now be reached in the first half of 2008, our flexible business structure allows us take advantage of other opportunities we see in the marketplace. To this regard, we have several transactions slated to close in the forth quarter that should allow us to achieve our overall financial goals for the year."

    H. Kerr Taylor, Chairman and Chief Executive Officer of AmREIT, added, "Our mission is to become "The Irreplaceable Corner(TM) Company". Since going public in 2002 we have grown our assets under management--both portfolio and within our advisory business--from approximately $100 million to approximately $750 million. Our goal is to reach the $1 billion mark by the third quarter of next year. We are gratified to be one of the few companies in America that has the ability to raise capital from all three traditional channels of capital: Wall Street, Institutions and the Independent Broker Dealers ("IBD"). A pivotal step in our growth is the launching of REITPlus. Once effective, this offering gives us the opportunity to raise up to $500 million in additional equity through the IBD channel within our advisory business. We are seeing quality assets coming back into our pipeline and are pleased that we had the discipline to be restrained in our acquisitions over the past 12 months in what we believed was an overheated market."

    Portfolio of Irreplaceable Corners

    As of September 30, 2007, AmREIT owned 50 properties, with approximately 91% of its rental income coming from properties located in major Texas metropolitan areas.

    The portfolio generated $7.7 million in total revenue during the third quarter of 2007, up 5.5% compared with $7.3 million generated for the same period in 2006. The increase in revenue is a result of increased rents resulting from increases in leasing activity, increased renewal leasing rates and the Woodlands ground lease properties acquired during the first quarter. After expenses and allocation of dividends paid on the Company's non-traded shares, the segment reported a GAAP loss of $843,000 or ($0.13) per class A common share and FFO totaling approximately $1.2 million, or $0.19 per Class A common share, for the quarter.

    Real Estate Development and Operations

    AmREIT's real estate development and operating business generated $3.9 million in revenue during the third quarter, a decrease compared with the $4.5 million generated in the third quarter of 2006. The decrease in revenue generated from the real estate group is a result of the timing of transactional activity from year to year, and is primarily related to an affiliated construction contract completed in the fourth quarter of 2006. Consistent with prior years, we anticipate the bulk of this year's real estate transactional revenue to fall in the second half of the year, which is consistent with institutional deadline expectations and the desire for retailers to be open during the holidays.

    Expenses associated with this line of business for the third quarter were approximately $3.3 million (including direct construction costs of $1.8 million). After allocating dividends paid on the Company's non-traded shares, the segment reported net income and FFO of $95,000 or $0.01 per class A common share. This business is transactional in nature, and the timing of these transactional revenue sources from quarter to quarter is difficult to predict, however, a majority of the expenses and personnel costs associated with this business are recurring throughout the year.

    AmREIT's pipeline of development and re-development opportunities for third parties and for its asset advisory group includes approximately 1.3 million square feet in various stages of development. Together, this represents over $218 million in active development and re-development projects. Of this pipeline, 520,000 square feet is scheduled for completion in 2008.

    Asset Advisory Business

    As of September 30, 2007, AmREIT had a combined $155 million in equity capital under management in its five actively managed income and growth funds. For the quarter, this group generated total revenues of $1.3 million, with $933,000 related to securities commissions earned on sales of units in the merchant development funds.

    For the quarter, expenses associated with this line of business were approximately $1.3 million, including $788,000 in securities commission expense. After expenses and allocation of dividends paid on the Company's non-traded shares, the asset advisory group reported GAAP net income of $61,000 and FFO totaling approximately $127,000 or $0.02 per class A common share.

    Financing Activity

    Effective October 30, 2007, AmREIT renewed its senior credit facility for two years to expire in November 2009 and increased the maximum availability under the facility, subject to the value of unencumbered assets, from $40 million to $70 million. The facility now provides for an interest rate in the range of 100 to 185 basis points over LIBOR compared with 135 to 235 basis points previously.

    AmREIT also announced on November 1, 2007 that it intends to redeem its remaining 1,026,732 Class B common shares on December 20th. Holders of the Class B common shares will have the right to receive, at their election, $10.18 per share in cash or one Class A common share per one Class B common share redeemed. AmREIT expects to fund the cash redemptions through borrowings on its credit facility.

    AmREIT updates earnings guidance on a quarterly basis and will update its annual guidance as well as give guidance for the upcoming quarter.

    Conference Call

    AmREIT will hold its quarterly conference call to discuss third quarter 2007 results Wednesday, November 7, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested parties are encouraged to access the live webcast by visiting the investor relations page of AmREIT's website at www.amreit.com. The dial-in number for the call is 1-888-684-1282. A replay of the call will be available through November 15, 2007, by dialing 1-888-203-1112 and entering the passcode 6443565.

    Supplemental Financial Information

    Further details regarding AmREIT's results of operations, properties, and tenants can be accessed at the Company's web site at www.amreit.com.

    About AmREIT

    AmREIT (AMEX:AMY), headquartered in Houston, is a growing, full service real estate company that has delivered results to its investors for 23 years. AmREIT's mission is to build a real estate business with complementary operations that reduce AmREIT's overall sensitivity to changing market cycles - a company with strong earnings potential from multiple sources. This mission has led AmREIT into two distinct companies: our institutional grade portfolio of Irreplaceable Corners(TM) - premier retail properties in high-traffic, highly populated areas which are held for long-term value and provide a foundation to our growth through a steady stream of rental income; and our advisory/sponsorship business that broadens our access to capital and raises equity for a series of merchant development funds, resulting in recurring income from assets under management. As of September 30, 2007, AmREIT has over 1.3 million square feet in various stages of re-development, development or in the pipeline for both our advisory group and for third parties. AmREIT has offices in Dallas and San Antonio, Texas. Please visit our website at www.amreit.com.

    In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which AmREIT operates, management's beliefs and assumptions made by management. Past performance is not indicative of future returns. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

    For more information, call Chad Braun, Chief Financial Officer of AmREIT, at (713) 850-1400. AmREIT is online at www.amreit.com.

    (Tables to Follow)




                   Operating Results - (Unaudited)
           (in thousands, except share and per share data)

                                Three Months Ended  Nine Months Ended
                                   September 30,      September 30,
Revenues:                          2007      2006     2007      2006
                                ---------- -------- --------- --------
     Rental income from
      operating leases            $ 7,600  $ 7,241   $22,359  $20,646
     Earned income from direct
      financing leases                 59       59       179      178
     Real estate fee income           118       27       972      778
     Real estate fee income -
      related party                 1,775      897     2,837    2,574
     Construction revenues            300      705     1,092    1,645
     Construction revenues -
      related party                 1,675    2,890     2,770    6,686
     Securities commission
      income - related party          933    1,554     3,410    4,172
     Asset management fee
      income - related party          334      212       930      556
                                ---------- -------- --------- --------
                 Total revenues    12,794   13,585    34,549   37,235

Expenses:
     General and administrative     2,249    2,115     6,363    6,234
     Property expense               1,937    2,008     5,703    5,189
     Construction expense           1,792    3,224     3,521    7,508
     Legal and professional           425      356     1,188      942
     Real estate commissions            1        -       448      540
     Securities commissions           788    1,348     2,862    3,694
     Depreciation and
      amortization                  2,016    2,046     5,914    6,620
                                ---------- -------- --------- --------
                 Total expenses     9,208   11,097    25,999   30,727

Operating income                    3,586    2,488     8,550    6,508

Other income (expense):
     Interest and other income
      - related party                 361      403       861      870
     Income from merchant
      development funds and
      other affiliates                462      213       435      519
     Federal income tax
      (expense) benefit for
      taxable REIT subsidiary        (259)      91       242      360
     Interest expense              (2,309)  (1,814)   (6,485)  (5,095)
     Minority interest in
      income of consolidated
      joint ventures                   14       20        51       58
                                ---------- -------- --------- --------

Income before discontinued
 operations                         1,855    1,401     3,654    3,220

Income from discontinued
 operations                           150      156       454      670
Gain on sale of real estate
 acquired for resale                    -        -         -       12
                                ---------- -------- --------- --------

Net income                          2,005    1,557     4,108    3,902

Distributions paid to Class B,
 C and D shareholders              (2,693)  (2,909)   (8,109)  (8,729)
                                ---------- -------- --------- --------
Net loss available to class A
 shareholders                     $  (688) $(1,352)  $(4,001) $(4,827)





           (in thousands, except share and per share data)

                         Three Months Ended       Nine Months Ended
                            September 30,           September 30,
                          2007        2006        2007        2006
                       ----------- ----------- ----------- -----------
Reconciliation of Net
 Income before
 discontinued
 operations to Funds
 From Operations
 ("FFO"):
     Income before
      discontinued
      operations       $    1,855  $    1,401  $    3,654  $    3,220
     Income from
      discontinued
      operations              150         156         454         682
     Depreciation -
      from operations       2,022       2,034       5,922       6,624
     Depreciation -
      from
      discontinued
      operations                8           2          22          17
     Adjustments for
      non-consolidated
      affiliates               66          42         102         111
     Gain on sale of
      real estate held
      for investment            -           -           -        (286)
     Class B, C and D
      distributions        (2,693)     (2,909)     (8,109)     (8,729)
                       ----------- ----------- ----------- -----------
     FFO available to
      Class A shares   $    1,408  $      726  $    2,045  $    1,639

Basic and Diluted Per
 Class A Share Data:
     Loss before
      discontinued
      operations       $    (0.13) $    (0.24) $    (0.70) $    (0.87)
     Income from
      discontinued
      operations       $     0.02  $     0.02  $     0.07  $     0.11
                       ----------- ----------- ----------- -----------
     Net loss          $    (0.11) $    (0.22) $    (0.63) $    (0.76)
    FFO                $     0.22  $     0.12  $     0.32  $     0.26
    Distributions per
     Class A share     $     0.12  $     0.12  $     0.36  $     0.36
    Distributions per
     Class B, C and D
     share             $     0.52  $     0.52  $     1.56  $     1.56

Share Data:
Weighted average Class
 A common shares used
 to compute net income
 per share, basic and
 diluted                6,385,000   6,285,000   6,373,000   6,321,000





Market Capitalization Table:

Common Shares Outstanding
 (09/30/07)                      Number of Shares Price  Market Equity
-------------------------------- ---------------- ------ -------------
Class A, net of treasury shares         6,354,680  $7.91    50,265,519
Class B (priced at redemption
 value)                                 1,031,097 $10.18    10,496,567
Class C (priced at par value)           4,141,140 $10.00    41,411,400
Class D (priced at par value)          11,044,413 $10.00   110,444,130
                                 ----------------        -------------
                           Total       22,571,330          212,617,616





                       Balance Sheet Highlights
                            (in thousands)
                                           (Unaudited)
                                            September 30, December 31,
                                                2007          2006
                                            ------------- ------------
Real estate investments before accumulated
 depreciation                               $     279,745 $    274,534
Real estate held for investment, net              265,384      263,906
Net investment in direct financing leases           2,055       19,204
Real estate held for resale, net                   22,505            -
Total assets                                      341,532      328,430
Notes payable                                     154,386      144,453
Notes payable - held for sale                      12,928            -
Total liabilities                                 177,888      158,243
Minority interest                                   1,166        1,137
Total shareholders' equity                        162,478      169,050



    Non-GAAP Financial Disclosure

    This press release contains certain non-GAAP financial measures that management believes are useful in evaluating an equity REIT's performance. AmREIT's definitions and calculations of non-GAAP financial measures may differ from those used by other equity REITs, and therefore may not be comparable. The non-GAAP financial measures should not be considered as an alternative to net income as an indication of our operating results, or to net cash provided by operating activities as a measure of our liquidity.

    AmREIT considers FFO to be an appropriate measure of the operating performance of an equity REIT. The National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from sales of property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. AmREIT calculates its FFO in accordance with this definition. Management considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company's real estate between periods, or as compared to different companies. FFO is not defined by GAAP and should not be considered as an alternative to net income as an indication of our operating performance or to net cash provided by operating activities as a measure of our liquidity. FFO as disclosed by other REITs may not be comparable to AmREIT's calculation.

    Projected FFO is calculated in a method consistent with historical FFO, and AmREIT considers projected FFO to be an appropriate supplemental measure when compared with projected EPS. A reconciliation of the projected FFO to projected EPS per share is provided below:



                                           Projected 2007
                                                Range
                                          ----------------- Historical
                                            High     Low     12/31/06
                                          -------- -------- ----------
Net (loss)/income available to Class A
 shareholders                              ($0.57)  ($0.61)    $(0.62)
Depreciation and amortization                1.39     1.39       1.40
Adjustment for non-consolidated
 affiliates                                     -        -       0.02
Less gain on sale of real estate            (0.00)   (0.00)     (0.05)
                                          -------- -------- ----------
  FFO available to Class A shareholders   $  0.82  $  0.78     $ 0.75



    CONTACT: AmREIT
             Chad C. Braun, 713-850-1400
             cbraun@amreit.com